SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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BALCHEM CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2012

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Balchem Corporation will be held at the Omni Berkshire Place Hotel, 21 E. 52nd Street, New York, NY 10022, on Thursday, June 14, 2012 at 11:00 a.m. for the following purposes:

1.	To elect two Class 2 directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2015 and thereafter until their respective successors are elected and qualified;

2.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To hold an advisory (non-binding) vote on the Company’s executive compensation (“Say on Pay”);

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Information with respect to the above matters is set forth in the Proxy Statement, which accompanies this Notice.

The Board of Directors has set April 18, 2012 as the record date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We hope that all stockholders who can conveniently do so will attend the Meeting.  Stockholders who do not expect to be able to attend the Meeting are requested to complete, date and sign the enclosed proxy and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Stockholders may also submit a proxy over the internet or by phone.  Stockholders who are present at the Meeting may withdraw their proxies and vote in person, if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: May ___, 2012	Dino A. Rossi, Chairman, President & CEO

New Hampton, New York 10958 Tel: 845-326-5600 Fax: 845-326-5702

PROXY STATEMENT

BALCHEM CORPORATION

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Balchem Corporation (the “Company”) to be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) in the Omni Berkshire Place Hotel, 21 E. 52nd Street, New York, NY 10022, on Thursday, June 14, 2012 at 11:00 a.m., local time, and at any adjournment or postponement thereof.  This Proxy Statement and a proxy card are expected to be sent to stockholders beginning on or about May 2, 2012.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on April 18, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

●	The election of two Class 2 directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2015 and thereafter until their respective successors are elected and qualified;
●	Ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
●	Approval on an advisory (non-binding) basis of the Company’s executive compensation (“Say on Pay”); and
●	Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending in a signed proxy will not affect your right to attend the Meeting and vote.  A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election or the Secretary of the Company of such revocation, in writing, prior to the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

If your shares are registered in your name with our transfer agent, you may vote either over the internet or by telephone. Specific instructions for voting in this manner are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain internet or telephone voting information, please complete and return the paper voting form in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

If you properly specify how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting form but do not provide voting instructions, it will be voted FOR the director nominees, FOR ratification of the appointment of the auditors, FOR approval of the Company’s executive compensation, and at the discretion of the proxy holders with regard to any other matter that may come before the Meeting or any adjournment thereof.

Broker non-votes are shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions have not been received from the beneficial owner and the broker or nominee does not have discretion to vote without such instructions.  Brokers and nominees generally do not have such discretion when the matter is deemed by the broker voting rules to be “non-routine.”  The ratification of the independent registered public accounting firm is considered to be a “routine” matter with respect to which brokers and nominees have discretion to vote shares held by them in street-name in their discretion absent any instructions received from the beneficial owners of such shares.  Brokers and nominees do not have such discretion with respect to the election of directors, or the Say on Pay.

Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, email, fax or in person. All expenses incurred in connection with this solicitation will be borne by the Company.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Internet Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to stockholders for the year ended December 31, 2011 are available at http://proxymaterials.balchem.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s By-laws provide for a staggered term Board of Directors consisting of seven (7) members, with the classification of the Board of Directors into three classes (Class 1, Class 2 and Class 3).  The term of the two current Class 2 directors will expire at the Annual Meeting. The Class 1 and Class 3 directors will remain in office until their terms expire, at the annual meetings of stockholders to be held in the years 2013 and 2014, respectively.

Accordingly, at the 2012 Annual Meeting, two Class 2 directors are to be elected to hold office until the annual meeting of stockholders to be held in 2015 and thereafter until their successors have been elected and qualified. The nominees are listed below with brief biographies and are currently directors and have been nominated for election after due consideration by the Corporate Governance and Nominating Committee. The Board is not aware of any reason why any such nominee may be unable to serve as a director. If any, some or all of such nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons, as the case may be, as the Board may recommend.

Vote Required to Elect Directors

Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to vote in favor of or withhold authority to vote for the Company’s nominees for director.

Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval.

A director nominee must receive a plurality of the votes cast at the Meeting, which means that a broker non-vote or a vote withheld from a particular nominee will not affect the outcome of the election of directors.

All shares represented by duly executed proxies will be voted For the election of the nominees named in this Proxy Statement as director unless authority to vote For any such nominee has been withheld. If for any reason any such named nominee should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate as may be nominated by the Company’s Board of Directors.

Nominees for Election as Director

Paul D. Coombs, age 55, was appointed to our Board of Directors in September 2010. From April 2005 until his retirement in June 2007, Mr. Coombs served as the Executive Vice President of Strategic Initiatives for Tetra Technologies, Inc. (NYSE), an oil and gas services company, and from May 2001 to April 2005, as its Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as Tetra’s Executive Vice President – Oil & Gas. Mr. Coombs is a director of Tetra, where he is also a member of the Reserves Committee of the Board of Directors. Mr. Coombs has thirty years of experience in the oil and gas service and exploration industries, which, together with his entrepreneurial approach to management, provides the Board of Directors with essential counsel and insight into this area in which the Company seeks to expand.

Edward L. McMillan, age 66, has been a director of the Company since February 2003.  Mr. McMillan owns and manages McMillan, LLC, a transaction-consulting firm that provides strategic consulting services and facilitates mergers and/or acquisitions predominantly to the food and agribusiness industry sectors.  From 1988 to 1996, he was President and CEO of Purina Mills, Inc., where he was involved for approximately 25 years in various senior level positions in marketing, strategic planning, and business segment management. Since September 2005, he has been a director of NutraCea, a publicly traded OTC company and is currently the Chairman of the NutraCea Board. Mr. McMillan is also a member of the Board of Trustees for the University of Illinois in Champaign, Illinois.  Mr. McMillan’s background, experience and continued involvement in the agribusiness industry are of particular value to our Board of Directors.

UPON RECOMMENDATION BY THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS SUCH PROXIES WITHHOLD AUTHORITY TO VOTE FOR SUCH NOMINEES.

Directors Not Standing For Election

David B. Fischer, age 49, a Class 3 director whose current term expires 2014, was appointed as a director of the Company in September 2010.  He is the President and Chief Executive Officer of Greif, Inc. (NYSE), a supplier of industrial packing systems, and has been in this position since November of 2011.  From 2007 to 2011, Mr. Fischer was the President and Chief Operating Officer of Greif, and from 2004 to 2007, Mr. Fischer served as Greif’s Senior Vice President and Divisional President, Industrial Packaging & Services - Americas.  Mr. Fischer holds a Bachelor of Science degree from Purdue University. Mr. Fischer’s management and leadership skills, developed over years of responsibility for complex, global manufacturing operations, and his intimate knowledge of mergers and acquisitions, position him as a critical component of our Board of Directors, as we look to grow both organically and by acquisition.

Perry W. Premdas, age 59, a Class 3 director whose current term expires 2014, was appointed as a director of the Company in January 2008. He is currently retired.  From 1999 to 2004, Mr. Premdas was Chief Financial Officer of Celanese AG, a chemical and plastics business spun-off by Hoechst AG and listed on the Frankfurt stock exchange and the NYSE.  He was Senior Executive Vice President and Chief Financial Officer of Centeon LLC from 1997 to 1998. Over his career, he has led treasury, finance, audit and investor relations functions of US and international companies and had general manager, executive and director roles in various wholly-owned and joint venture operations.  Mr. Premdas holds a BA from Brown University and an MBA from the Harvard University Graduate School of Business. He is currently a member of the Board of Directors of Compass Minerals International, Inc. (NYSE). During the last five years, he also served as a director of Fresenius Kabi Pharmaceuticals Holding, Inc. (NASDAQ) and Ferro Corporation (NYSE). Mr. Premdas has been our Audit Committee Chairman and the Board of Director’s audit committee financial expert since 2008.  The Company’s financial compliance programs and policies benefit from Mr. Premdas’ particular input and skilled guidance. Mr. Premdas’ combination of financial and international business management experience make him a valuable member of our Board of Directors.

Dino A. Rossi, age 57, a Class 1 director whose current term expires 2013, has been a director of the Company since 1997 and Chairman of the Company’s Board of Directors since February 2007.  Mr. Rossi has been President and Chief Executive Officer of the Company since October 1997, Chief Financial Officer of the Company from April 1996 to January 2004 and Treasurer of the Company from June 1996 to June 2003.  He was Vice President, Finance and Administration of Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a Dutch chemicals company, from January 1994 to February 1996, and Vice President, Finance and Administration of Oakite Products Inc., a specialty chemicals company, from 1987 to 1993.  In February 2010, Mr. Rossi was named a director of Scientific Learning Corporation (NASDAQ), where he is also the Chairman of the Compensation Committee and a member of the Audit Committee of its Board of Directors.  Mr. Rossi’s years of experience as the primary source of corporate and operational leadership for this company and his experience with other manufacturing entities, make him a valuable member of our Board of Directors.

Dr. John Y. Televantos, age 59, a Class 3 director whose current term expires 2014, has been a director since February 2005. Dr. Televantos is a Partner at Arsenal Capital Partners, Inc., a private equity investment firm, where he leads the Chemicals and Materials practice of the firm.  Dr. Televantos was formerly with Hercules, Inc., a chemical manufacturing company, as President of the Aqualon Division and as Vice President of Hercules, Inc. from April 2002 through February 2005.  Dr. Televantos holds B.S. and Ph.D. degrees in Chemical Engineering from the University of London, United Kingdom.  In addition to Dr. Televantos’ experience in the chemical manufacturing industry and management of publicly traded chemical manufacturing entities, Dr. Televantos is also significantly involved in private equity markets and processes involving chemical manufacturing companies.  Collectively, these make Dr. Televantos a valuable member of the Board of Directors.

Dr. Elaine R. Wedral, age 68, a Class 1 director whose current term expires 2013, has been a director of the Company since October 2003. Dr. Wedral is retired. Currently, she serves as the President of the International Life Sciences Institute in North America, which position she has held since January 2008. She was President of Nestlé R&D Center, Inc. and Head of the Nestlé Food Service Systems worldwide from 1999 to 2005. Prior to that, she held a variety of technical positions at Nestlé, including heading all of R&D for Nestle in North America. Dr. Wedral holds 34 patents in food processing, food nutrition and ingredient areas, and is on the editorial board of Food Processing Magazine. She received her Ph.D. from Cornell University in Food Biochemistry, an M.S. in Food Microbiology and a B.S. from Purdue University in Biochemistry. She is currently a director of Sensient Technologies Corporation (NYSE), where she is a member of its Finance Committee and Scientific Advisory Committee.  Dr. Wedral continues to work with several key industry/university related groups in an advisory capacity.  Dr. Wedral’s background and knowledge of the global food industry are particularly valuable to the success of our Food, Pharma and Nutrition business segment and also to our Board of Directors.

Director Independence

The Board of Directors has made an affirmative determination that each of the Company’s directors, other than Mr. Rossi, is independent, as such term is defined under the NASDAQ Marketplace Rules.

Meeting Attendance

During fiscal 2011, the Board of Directors held five regular meetings.  Each director attended at least 75% of the meetings of the Board held when he or she was a director and of the meetings of those Committees of the Board on which he or she served.

The Company has a policy to strongly encourage directors to attend the annual meeting of stockholders. Historically, attendance has been excellent. All members of the Board of Directors attended the Company’s 2011 annual meeting of stockholders.

Committees of the Board of Directors

The Company’s Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  The Board of Directors appoints the members of each Committee.  In 2011, the Audit Committee held three regular meetings and four telephonic meetings. The Corporate Governance and Nominating and Compensation Committees each held three meetings in 2011.  The Executive Committee did not meet in 2011.

Audit Committee. The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting, internal controls and procedures, and audit functions. The Audit Committee also monitors and, if necessary, investigates, reports made to the Company’s hotline dedicated for the notification of potential financial fraud under the Sarbanes-Oxley Act of 2002. Responsibilities, activities and independence of the Audit Committee are discussed in greater detail under the section of this Proxy Statement entitled “Audit Committee Report.”

The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Audit Committee are Messrs. Premdas (Chair), Coombs, Fischer and McMillan.  The Board of Directors of the Company has determined that the Audit Committee Chairman, Mr. Premdas, qualifies as an “audit committee financial expert,” as defined in Section 407 of the Sarbanes-Oxley Act of 2002, and that all members of the Audit Committee are “independent” under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.

Compensation Committee.  The duties of the Compensation Committee are to (i) recommend to the Board of Directors a compensation program, including incentives, for the Chief Executive Officer and senior executives of the Company, for approval by the full Board of Directors, (ii) propose to the full Board of Directors the compensation of directors, and (iii) administer the Company’s Second Restated and Amended 1999 Stock Plan for officers, directors, directors emeritus and employees of and consultants to the Company and its subsidiaries (referred to in this Proxy Statement as the “1999 Stock Plan” or the “Plan”).

The Board of Directors of the Company has adopted a written charter for the Compensation Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Compensation Committee are Dr. Televantos (Chair), Messrs. Fischer, McMillan, and Dr. Wedral, all of whom are independent, as such term is defined under the NASDAQ Marketplace Rules.

Corporate Governance and Nominating Committee. The duties of the Corporate Governance and Nominating Committee are, among other things, to consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, to determine the criteria for Board membership, to evaluate and recommend responsibilities of the Board committees, to review annually and assess the adequacy of the Company’s corporate governance guidelines and recommend any changes to the Board, to oversee an annual self-evaluation of the Board and Board Committees, to oversee compliance with the Company’s Stock Ownership Policies, to consider matters of corporate social responsibility and corporate public affairs related to the Company’s employees and stockholders, to recruit, evaluate and nominate new candidates for directorships, to prepare and update an orientation program for new directors, to evaluate the performance of current directors in connection with the expiration of their term in office providing advice to the full Board as to nomination for reelection, and to recommend policies on director retirement age.  The Corporate Governance and Nominating Committee’s role with respect to the Company’s risk oversight is discussed under the section, “Board Role in Risk Oversight” below.

The Board of Directors of the Company has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Corporate Governance and Nominating Committee are Dr. Wedral (Chair), Messrs. Premdas, Coombs and Dr. Televantos, all of whom are independent, as such term is defined under the NASDAQ Marketplace Rules.

Executive Committee.  The Executive Committee is authorized to exercise all the powers of the Board of Directors in the interim between meetings of the Board, subject to the limitations imposed by Maryland law.  The Executive Committee is also responsible for: (i) the recruitment, evaluation and selection of suitable candidates for the position of Chief Executive Officer (“CEO”), for approval by the full Board; (ii) the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO; and (iii)  reviewing the CEO’s plan of succession for key executives of the Company.  The current members of the Executive Committee are Dr. Televantos (Chair), Mr. Fischer and Mr. McMillan.

Nominations of Directors

The Corporate Governance and Nominating Committee considers re-nominating incumbent directors who continue to satisfy the Company’s criteria for membership on the Board; whom the Board believes will continue to make contributions to the Board; and who consent to continue their service on the Board.  If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Corporate Governance and Nominating Committee will solicit recommendations for nominees from Board members and senior members of management.  The Corporate Governance and Nominating Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Corporate Governance and Nominating Committee also considers external director candidates or candidates recommended by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group hold 5% or more of the Company’s common stock and have continued to do so for over one year will be considered substantial, long-term stockholders. In order to be considered by the Corporate Governance and Nominating Committee, the names of such nominees, accompanied by relevant biographical information, must be properly submitted, in writing, to the Secretary of the Company by the deadline for including shareholder proposals in the Company’s proxy materials as set forth below in “Stockholder Proposals for 2013 Annual Meeting.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

The Corporate Governance and Nominating Committee and the Board have adopted guidelines for identifying or evaluating nominees for directors, including incumbent directors and nominees recommended by stockholders. The Company’s current policy is to require that a majority of the Board of Directors be independent; at least four of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert. In addition, directors may not serve on the boards of more than three other public companies without the approval of the Board of Directors and directors must satisfy the Company’s age limit policy for directors, which require that a director retire at the conclusion of his or her term in which he or she reaches the age of 70.  The guidelines for nomination for a position on the Board of Directors provide for the selection of nominees based on the nominee’s skills, achievements and knowledge, and also contemplate that the following will be considered, among other things, in selecting nominees: experience and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s ability to commit to the Board of Directors of the Company. Members of the Corporate Governance and Nominating Committee (and/or the Board) also meet personally with each nominee to evaluate the candidate’s ability to work effectively with other members of the Board, while also exercising independent judgment. Although the Board does not have a formal diversity policy, the Board endeavors to comprise itself of members with a broad mix of professional and personal backgrounds. Further, in considering nominations, the Committee takes into account how a candidate’s professional background would fit into the mix of experiences represented by the then-current Board.

Lead Director

The Board of Directors has had a Lead Director since 2005. Dr. Televantos has been the Lead Director since August of 2010. The Lead Director functions, in general, to reinforce the independence of the Board of Directors of the Company.  This person is appointed on a rotating basis from the independent directors.  The Lead Director will serve at the election of the Board and, in any event, only so long as that person shall be an independent director of the Company. The Corporate Governance and Nominating Committee will review annually the functions of the Lead Director and recommend to the Board any changes that it considers appropriate. The Lead Director provides a source of Board leadership complementary to that of the Chairman.  Amongst other things, the Lead Director is responsible for:  working with the Chairman and other directors to set agendas for Board meetings; providing leadership in times of crisis together with the Executive Committee; chairing regular meetings of independent Board members without management present (executive sessions); acting as liaison between the independent directors and the Chairman; and chairing Board meetings when the Chairman is not in attendance.

Current Board Leadership Structure

The Corporate Governance and Nominating Committee reviews the function of the Board and makes recommendations to the Board regarding the CEO, Chairman and Lead Director, in the manner in which it determines to be in the best interests of our stockholders, which is consistent with the Governance Guidelines adopted by the Company. Our Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. Since 2007, the positions of Chairman of the Board and CEO have been held by the same person. The Board and the Corporate Governance and Nominating Committee currently believe that the Company and its stockholders are best served by having Mr. Rossi serve in both positions. He is most familiar with our business and the unique challenges the Company faces in the current environment and is best situated to lead and focus discussions on those critical matters affecting the Company, which eliminates ineffective and unproductive meetings.  In addition, the combination of the Chairman and the CEO position succeeds because of the engaged, knowledgeable involvement of our Board of Directors in combination with our culture of open communication with the CEO and senior management, enabling the CEO to be an effective conduit between management and the Board. This structure’s effectiveness is dependent upon the active function of the Lead Director, who provides and confirms the necessary independence in the functioning of the Board.

Board Role in Risk Oversight

While our Board provides direct risk oversight, responsibility for risk oversight is primarily administered through the Corporate Governance and Nominating Committee, and to a certain extent, through the Audit Committee. The Board and both of these Committees regularly discuss with management our major risk exposures, their potential financial impact on the Company and the management thereof. In particular, the Corporate Governance and Nominating Committee receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks, with the Audit Committee focusing on areas of financial risk. The Company does not have a chief risk officer; therefore, the Corporate Governance and Nominating Committee and the Audit Committee receive these reports from the member of management tasked with the responsibility to understand, manage and mitigate the particular risks. The Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, which enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to cross-discipline risks and interrelated risks. The Company believes that our Board leadership structure is not related to how the Board addresses risk oversight. The Compensation Committee also evaluates risk, as such relates to our compensation program. Please refer to the discussion in the Compensation Discussion and Analysis under the section “Risk Considerations in our Compensation Program”.

Communicating With the Board of Directors

Members of the Board and executive officers are accessible by mail in care of the Company. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the General Counsel with a request to forward the communication to the intended recipient. In the alternative, stockholders can direct correspondence to the Board via the Chairman, or to the attention of the Lead Director, in care of the Company at the Company’s principal executive office address, 52 Sunrise Park Road, New Hampton, NY 10958. The Company will forward such communications, unless of an obviously inappropriate nature, to the intended recipient.

Executive Sessions of the Board of Directors

The Company’s independent directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. These executive sessions are presided over by the Lead Director. The independent directors presently consist of all current directors, except Mr. Rossi.

Executive Officers

Set forth below is certain information concerning the executive officers of the Company (other than Mr. Rossi, whose background is described above under the caption “Directors Not Standing for Election”).

William A. Backus, CPA, age 45, has been the Chief Accounting Officer and Assistant Treasurer of the Company since June 2011, and was Controller of the Company from January 2006 to June 2011.  He was Controller of Stewart EFI, LLC., a precision metal component manufacturer, from 1999 through 2005.

Frank J. Fitzpatrick, CPA, age 51, has been the Chief Financial Officer of the Company since January 2004 and Treasurer of the Company since June 2003, and was Controller of the Company from April 1997 to January 2004. He was Director of Financial Operations/Controller of Alliance Pharmaceutical Corp., a pharmaceuticals company, from September 1989 through March 1997.

Matthew D. Houston, age 48, has been General Counsel since January 2005 and Secretary since June 2005.  He was General Counsel and Secretary of Eximias Pharmaceutical Corporation, a privately held corporation, from 2001 to 2004.  Mr. Houston also held several internal counsel positions at BASF Corporation, from 1994 to 2001.  Mr. Houston received his Juris Doctorate from Saint Louis University.

David F. Ludwig, age 54, has been Vice President and General Manager, Specialty Products since July 1999 and an executive officer of the Company since June 2000.  He was Vice President and General Manager of Scott Specialty Gases, a manufacturer of high purity gas products and specialty gas blends, from September 1997 to June 1999.  From 1986 to 1997 he held various international and domestic sales and marketing positions with Engelhard Corporation’s Pigments and Additives Division.

Code of Business Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Controller. The Company has also adopted a Business Ethics Policy applicable to its employees and a further Policy Statement which confirms that, as and when appropriate, the Business Ethics Policy and the Code of Ethics for Senior Financial Officers are applicable to the Company’s directors and officers. Any waiver of any provision in the Code of Ethics or Business Ethics Policy in favor of members of the Board or in favor of executive officers may be made only by the Board. Any such waiver, and any amendment to such Code, will be publicly disclosed in a Current Report on Form 8-K.  The Code of Ethics and Business Ethics Policy and further Policy Statement are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of any subsequent changes in ownership of Common Stock and other equity securities of the Company.  Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates.

Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2011, its officers and directors and holders of more than 10% of the Company’s Common Stock timely complied with Section 16(a) filing date requirements with respect to transactions during such year.

Compensation Committee Interlocks and Insider Participation

Messrs. Fischer and McMillan and Drs. Televantos and Wedral, each of whom is a director of the Company, served as the members of the Compensation Committee during 2011. None of Messrs. Fischer or McMillan  or Drs. Televantos or Wedral (i) was, during the last completed fiscal year, an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.  During 2011, there were no interlocking relationships between the Company’s Board of Directors or Compensation Committee, or the board of directors or compensation committee of any other company that are required to be disclosed under Item 407 of Regulation S-K.

Compensation Committee and Processes

During the fiscal year ended December 31, 2011, our Compensation Committee held primary responsibility for determining executive compensation levels. The Compensation Committee is composed of four independent directors.  The Compensation Committee solicits, receives and analyzes compensation recommendations from Company management and consultants to determine each facet of the compensation for our executive officers.  The Compensation Committee also administers our 1999 Stock Plan. The Compensation Committee solicits input from our CEO with respect to the performance of our executive officers and their compensation levels no less than once per calendar year, usually in the first quarter.

           The members of our Compensation Committee have extensive and varied experience with various public and private corporations - as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels.  In addition to the extensive experience and expertise of the Compensation Committee’s members and their familiarity with the Company’s performance and the performance of our executive officers, the Compensation Committee is able to draw on the experience of other directors and on various legal and accounting executives employed by the Company, and the Compensation Committee has access to readily available public information regarding executive compensation structure and the establishment of appropriate compensation levels.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Objectives and Guidelines

The Company’s overall compensation philosophy has been to offer competitive salaries, cash incentives, equity awards and benefit plans consistent with peer entities, while considering the Company’s financial performance.  Rewarding key employees who contribute to the continued success of the Company through cash compensation and equity participation are key elements of the Company’s compensation policy. The Company’s executive compensation policy is to attract and retain key executives necessary for the Company’s short and long-term success by establishing a direct link between executive compensation and the performance of the Company, by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards, and by providing equity awards, wherein executives are incentivized to generate enhanced stockholder value. To effectuate this philosophy, the Compensation Committee favors a “pay for performance” approach.  As a result, our compensation program contains a mix of stable and at risk compensation components, where a significant percentage of executive compensation is tied to individual and corporate performance.

Changes in 2011

At our Annual Meeting of Shareholders in 2011, amongst other proposals, our shareholders overwhelmingly approved (on a non-binding basis) our compensation program for the Named Executive Officers as was presented in the 2011 Proxy Statement.  At the same meeting, our shareholders also voted for the Company to hold an annual non-binding vote regarding the approval of its executive compensation program, which we have accordingly committed to do.

Unrelated to the advisory vote on executive compensation, in 2010, the Company retained Stone Partners (now Frost HR Consulting), an executive compensation and human resource consulting firm, to review, assess and recommend changes to the Company’s executive and director compensation programs. In particular, Stone Partners was tasked to consider whether the Company’s overall director and executive compensation program were sufficient and progressive in design and administration and whether they provided strong incentives to retain key executives and facilitate the Company’s performance, without promoting excessive risk taking.  As part of the effort, Stone Partners defined an appropriate peer group of companies (discussed below in detail in the section entitled “Benchmarks”) to be used as part of the external market evaluation of the compensation program; evaluated external market trends relating to the level and design of executive and board compensation programs; evaluated specific aspects of the Company’s executive compensation program including its dilutive impact; considered recent governance, regulatory and disclosure requirements, and developed specific executive compensation structure recommendations for the senior executives of the Company.

As a result of the recommendations of Stone Partners, we instituted changes in the equity component of our executive compensation plan in 2011.  As set forth in more detail below in the section entitled “Equity Based Compensation,” we have adopted an equity award compensation system for our executives which is performance based and which relies on the achievement of performance goals in the same manner as does the cash component of the executive compensation.  Previously, the amount of equity awarded to an executive as compensation was based upon CEO recommendation, in consideration of “peer group” equity compensation, but there was no formalized method of determining such amount of equity.  In 2011 and in the future, the Company will grant equity to its executives an amount determined by achievement of specific performance goals, but the equity granted (a combination of restricted stock and options to purchase common stock) will continue to be subject to the same time vesting requirements previously governing such equity.

Compensation Committee Methodology

The CEO recommends to the Compensation Committee the amount of total annual compensation for each of the other Named Executive Officers. The CEO completes an annual performance assessment for each of the other Named Executive Officers, which is reviewed and considered by the Compensation Committee in its deliberations of compensation amounts.  The Compensation Committee conducts an annual performance appraisal of the CEO based on evaluation information solicited from each of the independent members of the Board of Directors, and recommends to the Board of Directors the annual compensation package for the CEO.  In determining the compensation of the Company’s Named Executive Officers for 2011, including the compensation of the CEO, the Compensation Committee considered a number of quantitative and qualitative performance factors.  The Committee’s considerations consisted of, but were not limited to, analysis of the following factors:  financial performance of the Company, including return on equity, return on assets, growth of the Company, management of assets, liabilities, capital, liquidity and risk.  The Compensation Committee endeavors to balance short-term and long-term performance of the Company and cumulative shareholder value when establishing performance criteria for each of the Named Executive Officers and for the management team as a group.  In formulating total compensation, the Committee also considers intangible factors such as: the scope of responsibility of the executive; leadership within the Company, the community and the applicable industries in which the Company engages; and the enhancement of shareholder value.  All of these factors are considered in the context of the market for the Company’s products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.  The analysis is conducted with respect to each of the Named Executive Officers, including the CEO.  The Compensation Committee believes that the total compensation provided to the Company’s Named Executive Officers is competitive and has been demonstrated as effective. Details regarding the compensation of each of the Named Executive Officers are set forth in the tables that follow.

Benchmarks

The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management, where it deems such delegation appropriate and permitted under applicable law.

As stated above, the Compensation Committee retained Stone Partners to perform an executive and director compensation analysis. While compensation survey data and benchmarking are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations, particularly with respect to individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of the program.  For example, we consider other factors, including, but not limited to, the Company’s historical compensation trends; recommendations of the CEO; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent; executives’ length of service; and internal assessments and recommendations regarding particular executives.

For benchmarking purposes and in an effort to compare the competiveness of the Company’s compensation in 2010, Stone Partners compiled compensation data from a number of sources, but primarily from a “peer group” of companies approximating the Company in that the “peer group” companies operated in one or more of chemical manufacturing, animal and human health, pharmaceutical ingredients, medical appliances and equipment industries (which are the industries in which various portions of the Company’s business are engaged), and each company in the “peer group” had: (1) market capitalization of approximately 125 million dollars to 1.5 billion dollars; and (2) approximately 105 million dollars to 660 million dollars in revenue. In addition to the “peer group,” Stone Partners also compiled relevant compensation data from the following sources to augment the data from the “peer group:” the Economic Research Institute; Mercer Executive Compensation Surveys and Watson Wyatt Top Management Compensation Surveys.

      The Company believes that this “peer group” together with the compensation data from the additional sources referenced above is representative for executive compensation benchmarking purposes.  As a general rule, from time to time, we intend to retain outside compensation consultants that will provide benchmarking “peer groups”. We anticipate that companies comprising the “peer group” will evolve change from one period to another, as the Company refines its benchmarking criteria and as the Company and members of the “peer group” change in ways that make comparisons less or more appropriate.

      The Stone Partners compensation study “peer group” was comprised of the following companies:

Aceto Corp. Alexion Pharmaceuticals, Inc. American Vanguard Corp. Calgon Carbon Corp. Cambrex Corporation CARBO Ceramics Corp.	Emergent Biosolutions, Inc. Exatech, Inc. Hawkins, Inc. Impax Laboratories, Inc. Innophos Holdings, Inc. KGM Chemicals, Inc.	Martek Biosciences Corp. Masimo Corp. Medifast, Inc. Polypore International, Inc. Surmodics, Inc.

The “peer group” analysis was not aimed at establishing exact benchmarks for our compensation program, but rather to provide a point of reference and a “reality check” to obtain a general understanding of then current compensation levels of companies of approximately our size in industries in which we operate.  The data included an assessment of the annual salary, total cash compensation and total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term equity awards) for each of the Company’s executives, including the Named Executive Officers.  The results of the analysis of the data from the “peer group,” as well as the other sources consulted, showed that the Company’s base compensation is below the median, however, the Company’s total compensation levels generally fell above the median compensation levels of comparable companies giving consideration to equity awards and at-risk/performance compensation.

Base Salary

Base salary represents the fixed component of the executive compensation program. The base annual salaries we provide to our executive officers are intended as compensation for each executive officer’s ongoing contributions to the performance of the area(s) for which they are responsible. Base salary also impacts target annual incentive cash bonus amounts and actual annual incentive cash bonus payouts, because they are based on a percentage of base salary.

 In keeping with our compensation philosophy to attract and retain individuals of high quality, executive officer base salaries have been set to be competitive with base salaries paid to executive officers of the comparable companies as referenced above. The Compensation Committee also considers:  experience and industry knowledge of the Named Executive Officers; the quality and effectiveness of their leadership at the Company; performance relative to total compensation; internal pay equity among the Named Executive Officers and other Company senior executives; historical considerations; company strategy; retention factors and input from our CEO regarding individual performance.

The base annual salary levels of each of our executive officers are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels, retention requirements, internal pay equity, overall budgetary considerations and other qualitative factors.  As discussed below in “Executive Compensation - Summary Compensation Table,” the Compensation Committee increased the base salaries of the Named Executive Officers as a result of overall Company and individual performance in 2011.

Cash Based Incentives

Bonuses represent the variable, at-risk, component of the executive compensation program that is tied to both Company performance and individual achievement. The Company’s policy is to base a meaningful portion of its executive officers’ cash compensation on bonus opportunities.  In determining bonuses, the Company considers factors such as the individual’s contribution to the Company’s performance and the relative performance of the Company during the year.

At the end of each calendar year, the Compensation Committee of the Board of Directors approves an Incentive Compensation Program for the succeeding calendar year (the “ICP”). The ICP provides for the awarding of cash bonus compensation to executive officers and certain other employees, based upon objective levels of achievement of specific goals established for the particular officer or employee, and for the weighting of those goals to determine the amount of the bonus. The goals require an individual to stretch beyond his or her defined job description responsibility.

The process of establishing applicable goals requires a well-defined annual business plan and targets defined therein from which most ICP goals are measured. Our annual business plan evolves from our corporate strategic plan and is approved by the Board of Directors each December for the following fiscal year. Individual goals under the ICP are a composite of certain corporate goals and key segment/individual objectives; however, no bonuses, cash or otherwise, are required to be paid under the ICP unless the Company attains at least 90% of a target minimum consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee established such target level of EBITDA for the 2011 calendar year as part of the approval of the ICP for that year, based, amongst other things, upon the Company’s preliminary results of operations for the 2010 calendar year.  The Company’s 2011 target EBITDA was set at $64,000,000, which was greater than a 10% improvement over 2010 estimated EBITDA.

In addition to the EBITDA goal, each ICP participant typically has 4-6 ICP goals, each of which constitutes a portion of the individual’s target ICP bonus.  ICP target bonuses are based upon a percentage of each executive officer’s base yearly salary. The ICP target bonus for Mr. Rossi is 100% of his annual base salary; for Mr. Fitzpatrick, 35% of his annual base salary; for Mr. Ludwig, 35% of his annual base salary; for Mr. Backus, 25% of his annual base salary; and for Mr. Houston, 25% of his annual base salary.  These percentages were selected because the Compensation Committee believes that they are consistent with the custom and practice of industry peers and are appropriate to attract and retain executive talent. The Compensation Committee may, in its discretion, approve cash based bonuses when ICP goals are not met, if it believes there has nevertheless been exceptional segment or individual performance.

Each ICP goal is weighted as determined by the Compensation Committee.  The value or weight placed on each individual ICP goal depends heavily upon the degree to which the goal will help us meet our annual plan; the relative degree of difficulty, creativity or involvement required to achieve the goal; the intrinsic value of the goal, i.e., magnitude of income enhancement or cost savings; and/or milestones for certain longer term strategic objectives. Changed slightly from previous ICP plans, the Compensation Committee now identifies a range of completion for each ICP goal:  a target performance; a minimum or threshold performance; a “stretch” performance; and a maximum or over-achievement performance.  Achievement of the target goal, or target performance, entitles the executive to 100% of that portion of the target ICP bonus, determined by the weight ascribed to the particular ICP goal.  Minimum or threshold performance entitles the executive to 50% of that portion of the target bonus. “Stretch” performance entitles the executive to 130% of that portion of the target bonus, while achievement of the maximum or over-achievement performance entitles the executive to 200% of the applicable portion of the ICP target bonus. Bonus amounts are interpolated for performance between these amounts.

The following table sets forth the individual ICP goals for bonus cash compensation for each of the Named Executive Officers, for the fiscal year ended December 31, 2011, together with the corresponding percentage weight of each goal as such related to total ICP bonus for each individual the performance level necessary to attain each payout level and the total ICP cash bonus earned by the individual. A discussion of the extent to which each executive met each of his ICP goals follows the table.

Named Executive Officers’ 2011 ICP Goals and Performance

NEO	ICP Goal	Weight	Performance Goals				2011 ICP Award
			Thresh	Plan	Stretch	Over
Dino Rossi	Consolidated EBITDA	50%	$60.0M	$64.1M	$68.0M	$71.0M
	Consolidated Gross Margin	15%	$82.0M	$86.5M	$89.8M	$93.0M
	Acquisition Strategy	20%	1	2	3	4
	EPS	15%	$1.11	$1.19	$1.23	$1.27
							$565,053
Frank Fitzpatrick	Consolidated EBITDA	30%	$60.0M	$64.1M	$68.0M	$71.0M
	EPS	15%	$1.11	$1.19	$1.23	$1.27
	Cash Flow	15%	$32.0M	$34.7M	$38.0M	$39.6M
	Acquisition Strategy	15%	1	2	3	4
	Return on Assets (Consolidated)	15%	26.5%	28.3%	29.7%	30.7%
	Enhance treasury program	10%	5 basis pts	10 basis pts	25 basis pts	-
							$125,249
David Ludwig	Consolidated EBITDA	10%	$60.0M	$64.1M	$68.0M	$71.0M
	ARC Sales	20%	$43.5M	$45.6M	$50.0M	$53.0M
	ARC NIBIT	25%	$16.8M	$18.1M	$18.7M	$21.0M
	ARC Return on Assets	10%	74%	84%	88%	91%
	Sales of ERC	20%	1,850	2,035	2,220	4,000
	*	15%	4/1/11	3/1/11	2/1/11	-
							$83,864
William Backus	Consolidated EBITDA	20%	$60.0M	$64.1M	$68.0M	$71.0M
	EPS	10%	$1.11	$1.19	$1.23	$1.27
	Return on Assets (Consolidated)	20%	26.5%	28.3%	29.7%	30.7%
	Enhance treasury program	20%	5 basis pts	10 basis pts	25 basis pts	-
	Cash Flow	15%	$32.0M	$34.7M	$38.0M	$39.6M
	Acquisition Strategy	15%	1	2	3	4
							$47,861
Matthew Houston	Consolidated EBITDA	30%	$60.0M	$64.1M	$68.0M	$71.0M
	Control Outside Legal Expenses	10%	$105K	$101K	$90K	-
	Strategic Legal Transaction	20%	1	2	3	4
	Creation of electronic database of Trademarks	10%	7/1/11	6/1/11	4/1/11	-
	Update Ethics Policies	15%	9/1/11	6/1/11	4/1/11	-
	Deliver regulatory compliance training program	15%	12/31/11	7/1/11	4/1/11	-
							$38,553

* Omitted as not material and in any event disclosure would likely cause competitive harm to the Company. The omitted target was deemed difficult to achieve in light of the comparison thereof with historical and projected metrics.

2011 ICP Discussion

As set forth in the table above, based on the overall assessment of the performance of the Company and the named executive officer against ICP goals, the Compensation Committee made the following determinations for fiscal year 2011:

Corporate EBITDA. The Compensation Committee determined that the Company achieved EBITDA of $65.5M or 110.8% of the Corporate EBITDA goal.  Each of the Named Executive Officers earned 110.8% of that portion of their ICP target bonus.

Earnings per Share. The Compensation Committee determined that the Company achieved earnings per share of $1.282.  Mr. Rossi, Mr. Fitzpatrick and Mr. Backus earned 200% of that portion of their ICP target bonus.

Mr. Rossi. The Compensation Committee determined that Mr. Rossi earned the following percentages of his ICP goals for 2011: (i) consolidated gross margin - 96.6%; and (ii) acquisition strategy - 0%.

Mr. Fitzpatrick. The Compensation Committee determined that Mr. Fitzpatrick earned the following percentages of his ICP goals for 2011: (i) cash flow - 125%; (ii) acquisition strategy - 0%; (iii) return on assets (consolidated) - 190%; and (iv) treasury program - 100%.

Mr. Ludwig. The Compensation Committee determined that Mr. Ludwig earned the following percentages of his ICP goals for 2011: (i) ARC sales - 116%; (ii) ARC NIBIT – 129%; (iii) ARC return on assets – 200%; (iv) ERC’s sold in 2011 - 0%; and (v) * - 100%.

Mr. Backus. The Compensation Committee determined that Mr. Backus earned the following percentages of his ICP goals for 2011: (i) return on assets (consolidated) - 190%; (ii) treasury program - 100%; (iii) cash flow - 125%; and (iv) acquisition strategy – 0%.

Mr. Houston.  The Compensation Committee determined that Mr. Houston earned the following percentages of his other ICP goals for 2011: (i) control legal expenses - 0%; (ii) strategic legal transaction - 0%; (iii) database of trademarks - 130%; and (iv) update ethics policies - 100%; and (iv) regulatory compliance training program – 130%.

Equity Based Compensation

The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives, key employees — who have significant responsibility for the management, growth and future success of the Company, and directors — with an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. The goal of this approach is that the interests of the stockholders, executives, employees and directors will be closely aligned.

Equity awards under our 1999 Stock Plan are based upon individual contribution and expected contribution going forward, and may or may not be granted in any given fiscal year.  Previously, annual awards of equity to our senior management, including executive officers, were granted coinciding with the date of our December Board of Directors meeting.  As is discussed in detail below, we adopted changes to the equity component of our executive compensation program, effective in 2011. Amongst other changes, the timing of equity awards is now coordinated with the determination of the cash component of our compensation program under the ICP, which occurs sometime during the first quarter of the calendar year.

The Company grants a combination of nonqualified stock options and restricted stock to executive officers and other key employees of the Company under the terms of the Plan.  Options are granted at the prevailing market value of the Company’s Common Stock and vest incrementally over three years. Restrictions applicable to restricted stock awards lapse with respect to all shares covered by the award after four years.

In 2011, the Company did not grant stock options or restricted shares to its executive officers, except for Mr. Backus, who received stock options and restricted shares as part of his promotion to Chief Accounting Officer.  These 2011 options granted to Mr. Backus had an exercise price of $40.95 per share, which was the common stock price at the end of trading on the day of grant (June 1, 2011) and vest incrementally over three years. The restricted shares granted to Mr. Backus vest, with respect to all shares covered by the award, after four years.

2011 Equity Compensation Program

In 2011, we implemented changes to the equity component of our executive compensation program. The Equity Compensation Program, or Long Term Compensation Program (LTCP), is now a complementary compensation program to the ICP and awards under the LTCP are determined based upon the relative achievement of individual ICP goals. While the LTCP continues to provide senior executives and certain key employees, who have significant responsibility for management, strategic growth and future success of the Company, with the opportunity to own stock in the Company and the incentive advantages inherent in stock ownership, the measurement of individual performance necessary to determine the amount awards is more explicit.

In general, the LTCP program provides the executive officers the opportunity to earn certain amounts of:  (1) options to purchase Balchem common stock, and (2) restricted shares of common stock. The particular amount of equity subject to grant is determined by the level of performance of the individual executive relative to performance of ICP goals. When equity is granted under the LTCP, it is anticipated that the grant will be approximately 50% common stock options and 50% restricted stock in each case based on the Black-Scholes values of the awards. The Compensation Committee authorizes final equity grants under the LTCP.  As with the ICP, equity will not be awarded to LTCP participants if the Company fails to achieve its target EBITDA.  Please refer to the Cash Based Incentives section above for the discussion of the Company’s target EBITDA.

LTCP Program Process

As set forth above in the Cash Based Incentives section, in January of each calendar year, 4-6 ICP goals will be established for each LTCP participant, in accordance with the ICP. Percentage attainment of ICP goals is used in the same manner to determine the amount of equity compensation granted to the LTCP participant under the LTCP. In addition to the Named Executive Officers, the Compensation Committee reserves the right to designate other key executive employees to be eligible participants in the LTCP, upon the recommendation of the CEO.

The Compensation Committee establishes each LTCP participant’s “Target Equity Value”, which is the dollar amount of equity the executive will earn upon attainment of the ICP goals. The Compensation Committee, having reviewed the “peer group” data, has established “Target Equity Multipliers” (as a percentage of base salary) as set forth below with respect to the positions to which each Target Multiplier corresponds. The Target Equity Multiplier is based upon the Equity Award Level determined by the Compensation Committee, which is related to the individual participant’s position in the Company.

Executive	Target Equity Multipliers (of Base Salary)
President & CEO	1.50
CFO	1.00
VP/GM Specialty Products	1.00
Chief Accounting Officer	0.70
General Counsel & Secretary	0.70

The applicable Target Equity Multiplier is multiplied by the respective individual LTCP participant’s annual base salary to arrive at the Target Equity Value in dollars, which is subject to be earned in equity (50% options and 50% restricted shares) pursuant to the performance of each participant’s ICP goals as defined in their ICP. Under the LTCP and in a similar manner to the ICP, the Compensation Committee identifies a range of completion for each ICP goal as applicable to the LTCP:  a target performance; a minimum or threshold performance; and a maximum or over-achievement performance.  Achievement of the target goal, or target performance, entitles the executive to 100% of that portion of the Target Equity Value, determined by the weight ascribed to the particular ICP goal.  Minimum or threshold performance entitles the executive to 30% of that portion of the Target Equity Value, while achievement of the maximum or over-achievement performance entitles the executive to 150% of the applicable portion of the Target Equity Value. Target Equity Value amounts are interpolated for performance between these amounts.

  The actual grant of equity occurs in the following February or March (i.e. in 2012 with respect to 2011 ICP goals).  The conversion of the Target Equity Value from dollars to equity in the case of options will be calculated by dividing 50% of the Target Equity Value by the fair value (Black-Scholes) of the Company’s common stock on the day of grant. For restricted shares, the remaining 50% of the Target Equity Value is converted to a number of shares based upon the fair value of the common stock of the day the Compensation Committee approves the individual LTCP equity awards.  The Company issued 2011 equity awards on February 28, 2012 under the LTCP as follows in the table below.

Name	Grant Date	Number of Shares of Restricted Stock (#) (1)	Number of Securities Underlying Options (#)(1)	Exercise Price of Option Awards ($/Sh)
Dino A. Rossi	2/28/12	14,585	45,672	29.06

Francis J. Fitzpatrick	2/28/12	4,769	14,935	29.06

David F. Ludwig	2/28/12	4,142	12,970	29.06

William A. Backus	2/28/12	2,500	12,000	29.06

Matthew D. Houston	2/28/12	1,863	5,835	29.06

(1)Restricted shares and options in this table are not included in the Summary Compensation Table below and will be included in the Summary Compensation Table in next year’s proxy statement.

Stock Ownership Requirements

In 2008, the Company adopted formal stock ownership requirements for its directors and executive officers.  According to the policy, directors are required to own shares of the Company’s Common Stock at least equal to five times their annual cash retainer and executive officers must own such shares as determined by a multiple of their annual base salary as follows:  (1) CEO, three times; (2) Chief Financial Officer, one and one half times; and (3) Vice President/Officer, one times.  Both directors and executive officers have five years from the date of the adoption of this policy or from the date of hire or commencement as a director, as applicable, to attain the required level of ownership.  As is disclosed elsewhere in this Proxy Statement, our directors and executive officers are stockholders of the Company.  It is also noteworthy that the Company provides in its insider trading policy that directors and executive officers may not sell Company securities short and may not sell puts, calls or other similar derivative securities tied to our Common Stock.

Employment Agreement

The Company entered into an employment agreement with Mr. Rossi in 2001. Except for Mr. Rossi, there are no agreements or understandings between the Company and any executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments. The Company does not have a written policy regarding employment agreements.

401(k) Retirement/Profit Sharing Plan

The Company’s executive officers, as well as most employees, are eligible to participate in the 401(k) Retirement Plan/Profit Sharing Plan (the “401(k) Plan”). The 401(k) Plan provides that participating employees may make elective contributions of up to 15% of pre-tax salary, subject to tax code limitations, and for the Company to make matching contributions on a monthly basis equal in value to 35% of each participant’s elective contributions.  Such matching contributions are made in shares of the Company’s Common Stock.

The profit-sharing portion of the 401(k) Plan is discretionary and non-contributory. Profit sharing contributions are restricted to non-union employees (including executive officers) who have completed 1,000 hours of service and are employed on the last day of a plan year. The Company has historically contributed, in cash, 3.55% of an eligible participant’s base salary.

Perquisites

Perquisites are granted to the executive officers occasionally and are generally de minimis and not a material component of compensation.

Mr. Rossi is entitled to the use of an automobile leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He is also entitled to the use of a financial planner, as well as participation in a country club membership for corporate business.  The Company pays to insure and maintain Mr. Rossi’s automobile, as well as reimburses Mr. Rossi for auto expenses to the extent related to Company business. Messrs. Fitzpatrick, Ludwig, Backus and Houston receive cash allowances associated with the use of their personal automobiles.

Risk Considerations in our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

●
Our compensation consists of both fixed and variable components. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business aspects. The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, our cash bonus is awarded based on individual and corporate performance goals or targets.  For long-term performance,our stock option awards generally incrementally vest over three years and are only valuable if our stock price increases over time. Our restricted stock grants generally “cliff vest” in four years. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

●
Because consolidated Company EBITDA is the contingent factor upon which ICP cash incentive and LTCP equity compensation depends, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not sufficiently profitable, there are no payouts under the ICP or the LTCP programs.

●	Even though the same goals are used for both the ICP and LTCP, each executive has a number of goals, further encouraging a balanced approach.

●
Our ICP and LTCP awards are capped for each participant, which mitigates excessive risk taking. Even if the Company dramatically exceeds its EBITDA target, ICP and LTCP awards are limited. Conversely, there are no ICP or LTCP awards unless minimum performance levels of ICP goals are achieved.

●
We have stock ownership guidelines, which we believe provide a considerable incentive for management to consider the Company’s long-term interests because a portion of their personal investment portfolio consists of the Company’s stock. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor Company stock price performance.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the above “Compensation Discussion and Analysis” with management.

Based upon this review and discussion, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

John Y. Televantos (Chairman)
David B. Fischer
Edward L. McMillan
Elaine R. Wedral

SUMMARY COMPENSATION TABLE

           The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our other “Named Executive Officers” for the fiscal years ended December 31, 2011, 2010 and 2009.

Summary Compensation Table
Name and Principal		Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Position	Year	($)	($)	($)	($)	($)		($)
Dino A. Rossi	2011	$565,675	$255,977	$360,648	$565,053	$37,562	(a)	$1,784,915
Chairman, President &	2010	$514,250	$266,154	$353,285	$480,515	$34,315		$1,634,844
CEO	2009	$467,500	$201,996	$299,795	$467,500	$199,648		$1,636,439

Francis J. Fitzpatrick	2011	$231,000	$113,279	$320,457	$125,249	$24,950	(b)	$814,935
CFO, Treasurer and Asst.	2010	$220,000	$105,756	$296,796	$97,240	$24,949		$744,740
Secretary	2009	$215,400	$72,402	$236,050	$88,626	$84,853		$697,331

David F. Ludwig	2011	$236,000	$62,894	$235,321	$83,864	$26,749	(c)	$644,828
VP/GM Specialty Products	2010	$229,000	$62,867	$222,091	$67,647	$26,749		$608,353
	2009	$220,000	$44,343	$182,154	$75,606	$25,877		$547,980

Matthew D. Houston	2011	$191,000	$31,098	$54,773	$38,553	$22,367	(d)	$337,792
General Counsel and Secretary	2010	$185,000	$30,733	$61,168	$51,800	$21,871		$350,572
	2009	$177,000	$21,844	$48,304	$43,631	$20,207		$310,986

William A. Backus	2011	$175,000	$28,763	$122,034	$47,861	$20,899	(e)	$394,557
CAO and Asst. Treasurer

(1)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for each reported fiscal year, in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note 2 – Stockholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012.

(2)	Reflects the value of cash incentive bonuses earned under our ICP and Mr. Rossi’s non ICP bonus as applicable.

(3)
The amounts reflected represent employer matching contributions and profit sharing contributions made under the Company’s combined 401(k)/profit sharing plan, automobile allowance and the Company paid portion of life, health, and disability insurance benefits, in the following amounts for each Named Executive Officer for the indicated year:

(a)
Mr. Rossi’s other compensation for 2011 consists of $14,473 for contributions under the Company’s 401(k)/profit sharing plan, $14,966 for use of a financial planner, $7,607 for automobile allowance, and $516 for life, health and disability insurance premiums.

(b)
Mr. Fitzpatrick’s other compensation for 2011 consists of $14,473 for contributions under the Company’s 401(k)/profit sharing plan, $10,200 for automobile allowance, and $277 for life, health and disability insurance benefits.

(c)
Mr. Ludwig’s other compensation for 2011 consists of $14,473 for contributions under the Company’s 401(k)/profit sharing plan, $12,000 for automobile allowance, and $276 for life, health and disability insurance benefits.

(d)
Mr. Houston’s other compensation for 2011 consists of $14,386 for contributions under the Company’s 401(k)/profit sharing plan, $7,800 for automobile allowance, and $181 for life, health and disability insurance benefits.

(e)
Mr. Backus’s other compensation for 2011 consists of $13,518 for contributions under the Company’s 401(k)/profit sharing plan, $7,200 for automobile allowance, and $181 for life, health and disability insurance benefits.

Grants of Plan Based Awards in 2011

The following table provides information on restricted stock awards and options granted in 2011 to each of the Named Executive Officers and information on estimated possible payouts under our non-equity (ICP) and equity (LTCP) incentive plans for 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Restricted Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value (1)
Dino A. Rossi	-	-	-	-	-

Francis J. Fitzpatrick	-	-	-	-	-

David F. Ludwig	-	-	-	-	-

William A. Backus	6/1/2011	1,000	5,000	$40.95	$103,100

Matthew D. Houston	-	-	-	-	-

(1)	The Accounting Standards Codification 718 value of awards granted on 6/1/2011was $40.95 per share of restricted stock, and $12.43 per stock option.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts under Equity Incentive Plan Awards (3)
Name	Year	Threshold	Target	Stretch	Over-Achievement	Threshold	Target	Stretch

Dino A. Rossi	2011	$282,838	$565,675	$735,378	$1,131,350	$254,554	$848,513	$1,272,769

Francis J. Fitzpatrick	2011	$51,975	$103,950	$135,135	$207,900	$69,300	$231,000	$346,500

David F. Ludwig	2011	$41,300	$82,600	$107,380	$165,200	$70,800	$236,000	$354,000

William A. Backus	2011	$21,875	$43,750	$56,875	$87,500	$36,750	$122,500	$183,750

Matthew D. Houston	2011	$23,875	$47,750	$62,075	$95,500	$40,110	$133,700	$200,550

(2)
Represents threshold, target, stretch and maximum payout levels under the ICP for 2011 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2011 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the ICP is included in the Compensation Discussion and Analysis.

(3)
Represents threshold, target and maximum payout levels under the LTCP for 2011 performance. These are stated as dollar amounts, which will be converted to equity based on stock values in 2012. The actual amount of LTCP equity earned by each Named Executive Officer in 2011 will be reported under the Stock Awards and option Awards columns in the Summary Compensation Table in next year’s proxy statement. Additional information regarding the design of the LTCP, including the number of options and shares of restricted stock granted to each NEO, is included in the Compensation Discussion and Analysis.

Employment Agreement

As of January 1, 2001, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Rossi, which provides for Mr. Rossi to serve as the Company’s President and Chief Executive Officer.  The Employment Agreement initially provided for a base salary, subject to annual increases if approved by the Board of Directors.  Mr. Rossi’s current salary for fiscal 2012 pursuant to the Employment Agreement is $622,240.  Mr. Rossi is eligible to earn a bonus of 100% of base salary under the ICP.

The Employment Agreement also provides that if the Company terminates his employment other than for cause or in the event Mr. Rossi terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, and if such termination by the Company occurs within two years after a change of control event  involving the Company he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred.  If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary.  In the event of any termination by the Company entitling Mr. Rossi to severance payments, his theretofore granted but unvested options to purchase Common Stock of the Company would immediately vest and be exercisable in accordance with their terms.  Mr. Rossi’s entitlement to severance payments would be subject to a modified payment schedule to the extent necessary to avoid such payments being considered an “excess parachute payment” for purposes of Section 280G of the Internal Revenue Code.  During the period of Mr. Rossi’s employment (or, in the case of a voluntary termination by Mr. Rossi or a termination of his employment by the Company for cause, the balance of the term of the Employment Agreement before giving effect to such termination) and for a period of one year thereafter, the Employment Agreement imposes on Mr. Rossi certain non-competition and non-solicitation obligations regarding the Company and its customers and its employees.

The Employment Agreement was amended as of December 9, 2005 to conform certain provisions thereof to Section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004, and the proposed regulations issued by the Treasury Department under Section 409A. The amendment provides that certain payments to Mr. Rossi in connection with the termination of his employment would not be due and payable before six months after the applicable termination. The six-month delay relates to Mr. Rossi’s status as a “key employee” (as defined under Section 409A and the accompanying proposed regulations).

Terms and Conditions of Awards

The Company’s 1999 Stock Plan was adopted and approved by our stockholders in 1999 and was amended in 2003, 2008 and 2011. Under the 1999 Stock Plan, officers and other employees of the Company may be granted options to purchase Common Stock of the Company which qualify as “incentive stock options” (“ISO” or “ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); directors, officers and employees may be granted options to purchase Common Stock which do not qualify as ISOs (“non-Qualified Option” or “Non-Qualified Options”); and directors, officers and employees may be granted the right to make direct purchases of Common Stock from the Company (“Purchases”).  Both ISOs and Non-Qualified Options are referred to in this Proxy Statement individually as an “Option” and collectively as “Options.” The exercise price per share specified to each Option granted under the 1999 Stock Plan may not be less than the fair market value per share of Common Stock on the date of such grant.

Our Non-Qualified Options granted vest as follows:  20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date. Our Non-Qualified Options expire ten years after grant.

Prior to 2011, restricted stock awards for executive officers required each executive officer to purchase the stock at a purchase price equal to the par value of the shares ($.06-2/3 per share).  The purchased restricted stock was subject to a repurchase option in favor of the Company and to restrictions on transfer until it vested four years after purchase.  In 2011, we eliminated the purchase requirement in our restricted stock grants.  Our restricted shares now vest in full, four years from grant, or upon an earlier change of control of the Company, provided the executive officer is employed by the Company on that date.  The restricted shares will also vest in full upon the grantee’s death. In the event the grantee’s employment with the Company is terminated for cause or upon the grantee’s voluntary resignation from the Company’s employ, prior to vesting in full, the restricted shares are forfeited.  In the event of a major disability or significant illness, restricted shares will vest based upon the amount of time remaining until the vesting date.  Acceleration of vesting of restricted shares related to disability, change of control and termination of employment are subject to the approval of the Compensation Committee of the Board. Although available under the 1999 Stock Plan, the Company has not granted stock appreciation rights or performance awards.

Outstanding Equity Awards at Fiscal Year End 2011

The following table shows outstanding Option awards classified as exercisable and unexercisable as of December 31, 2011 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards as of December 31, 2011.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)				Number of Shares of Stock that Have Not Vested(2)	Market Value of Shares of Stock that Have Not Vested (3) ($)
Name	Exercisable (1)	Un- Exercisable (1)	Option Exercise Price ($)	Option Expiration Date

Dino A. Rossi	101,250	-	$4.51	12/12/13
	111,375	-	$5.85	09/16/14
	135,000	-	$9.21	09/16/15
	67,500	-	$11.87	12/08/16
	67,500	-	$13.61	01/11/18
	60,000	-	$17.28	12/10/18
	27,000	18,000	$21.39	12/08/19
	6,960	27,840	$32.21	12/06/20
					52,980	$2,147,809

Francis J. Fitzpatrick	61,125	-	$5.85	09/16/14
	101,250	-	$9.21	09/16/15
	51,750	-	$11.87	12/08/16
	52,500	-	$13.61	01/11/18
	48,000	-	$17.28	12/10/18
	25,200	16,800	$21.39	12/08/19
	6,500	26,000	$32.21	12/06/20
					22,370	$906,880

David F. Ludwig	24,538	-	$5.85	09/16/14
	81,000	-	$9.21	09/16/15
	40,500	-	$11.87	12/08/16
	39,750	-	$13.61	01/11/18
	37,500	-	$17.28	12/10/18
	18,000	12,000	$21.39	12/08/19
	4,640	18,560	$32.21	12/06/20
					12,820	$519,723

Matthew D. Houston	16,875	-	$9.21	09/16/15
	6,750	-	$11.87	12/08/16
	15,000	-	$13.61	01/11/18
	9,000	-	$17.28	12/10/18
	4,140	2,760	$21.39	12/08/19
	1,060	4,240	$32.21	12/06/20
					6,280	$254,591

William A. Backus	15,000	-	$17.28	12/10/18
	7,200	4,800	$21.39	12/08/19
	2,800	11,200	$32.21	12/06/20
	-	5,000	$40.95	06/01/21
					5,030	$203,916

(1)	Stock option awards have a term of ten years from the grant date and become exercisable 20% after 1 year, 60% after 2 years and 100% after 3 years beginning on the first anniversary of the grant date.

(2)
Restricted stock vests four years from the date of grant. The following table provides information with respect to the vesting dates of each outstanding Restricted Stock award held by each Named Executive Officer as of December 31, 2011:

	Mr. Rossi	Mr. Fitzpatrick	Mr. Ludwig	Mr. Backus	Mr. Houston
January 11, 2012	20,250	6,750	3,750	-	2,250
December 10, 2012	15,000	6,000	3,750	1,500	1,500
December 8, 2013	10,500	5,700	3,150	1,500	1,500
December 6, 2014	7,230	3,920	2,170	1,030	1,030
June 1, 2015	-	-	-	1,000	-
	52,980	22,370	12,820	5,030	6,280

(3)	Value is computed based on the closing price of our Common Stock on December 31, 2011, which was $40.54 per share.

Option Exercises and Stock Vested in 2011

The following table sets forth certain information regarding Options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dino A. Rossi	-	$-	-	$-
Francis J. Fitzpatrick	30,000	$1,020,800	-	$-
David F. Ludwig	-	$-	-	$-
William A. Backus	23,250	$678,078	-	$-
Matthew D. Houston	-	$-	-	$-

(1)      Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Termination of Employment and Change of Control Arrangements

Agreement with Dino A. Rossi. We entered into an employment agreement with Mr. Rossi on January 1, 2001, which provides for automatic one-year extensions of the employment term unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the then-current term.

If we terminate the Employment Agreement other than for cause or in the event Mr. Rossi terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, plus the pro rata portion of the annual bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred. If such termination by the Company occurs within two years after a change of control event, he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary.  In the event of any termination by the Company entitling Mr. Rossi to severance payments, his granted but unvested options and restricted stock would immediately vest and be exercisable in accordance with their terms.

Under the employment agreement with Mr. Rossi, “Cause” means:  habitual absence or lateness; gross insubordination; failure to devote full time to the Company’s business; failure to comply with the obligations of confidentiality; any action which constitutes a violation of any applicable criminal statute; or any act which frustrates or violates the undivided duty of loyalty owed by Mr. Rossi to the Company.  In addition, “Change in Control” means:

(a)      any person or group is or becomes (including by merger, consolidation or otherwise) the beneficial owner, directly or indirectly, of 50% or more of the voting power of the total outstanding voting stock of Company;

(b)      during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 75% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board of Directors then in office; or

(c)      the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the capital stock or assets of Company to any person or group as an entirety or substantially as an entirety in one transaction or a series of related transactions, unless the ultimate beneficial owners of the voting stock of such person immediately after giving effect to such transaction own, directly or indirectly, more than 80% of the total voting power of the total outstanding voting stock of Company immediately prior to such transaction.

The amount of compensation payable to Mr. Rossi in the event of termination of employment, assuming termination as of December 31, 2011, and a share price for the Company’s common stock equal to the closing market price on the last trading day prior to that date, is set forth in the table below. We are not obligated to provide any compensation to Mr. Rossi in the case of a change in control that does not result in termination of employment.

Benefits and Payments upon Termination
	Base Salary	ICP Bonus(1)	Acceleration of Vesting of Options and Restricted Stock (2)	Total
Voluntary termination by Mr. Rossi or termination for Cause	$0	$565,675	$17,464,813	$18,030,488
Termination by Mr. Rossi within 12 months after demotion by Company or as a result of constructive termination	$848,513	$565,675	$20,186,460	$21,600,648
Termination by Company following a Change in Control, except for Cause(3)	$1,131,350	$565,675	$20,186,460	$21,883,485
Voluntary termination by Mr. Rossi following a Change of Control(3)	$565,675	$565,675	$20,186,460	$21,317,810
Termination by Company for any reason other than for Cause or after receipt of notice of termination from Mr. Rossi	$848,513	$565,675	$20,186,460	$21,600,648
Death	$0	$565,675	$17,464,813	$18,030,488

1.	Represents the target bonus level under the ICP

2.
Amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by the difference between $40.54, which is the closing market price per share of our common stock on December 31, 2011, and the per share exercise price of the applicable accelerated stock award or option.

3.	Assumes the Change of Control occurred within the two year period prior to December 31, 2011.

The amounts shown in the table above do not include payments for accrued salary and vacation, or payments made under the life insurance policy in the case of death.

All of our executive officers other than Mr. Rossi are employees-at-will and, as such, do not have employment agreements, therefore, we are not obligated to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the 1999 Stock Plan, all unvested Option grants immediately vest and become exercisable, and all restrictions, applicable to outstanding shares of restricted stock, lapse.  Assuming such a change of control occurred on December 31, 2011, based on the closing market price of the Company’s common stock on that date, the amount of compensation payable to the Named Executive Officers other than Mr. Rossi, are as follows:  Mr. Fitzpatrick, $11,287,287; Mr. Ludwig, $7,779,607; Mr. Backus, $898,950; and Mr. Houston, $1,766,050.

The Company recognizes that the possibility of a change of control of the Company may be a distraction to management and may result in the departure of executives, which clearly would be a detriment to our operations.  Accordingly, the Company adopted changes to its 1999 Stock Plan in 2008, which provided for acceleration of vesting of unvested stock options and removal of restrictions relative to restricted shares, in the event of a change of control.  It is the belief of the Company that such benefits relating to a change of control are: (1) a customary practice of other public companies; (2) necessary to retain our executives in a competitive business marketplace; and (3) fair and reasonable to the executives.

Director Compensation

The Company pays each of its directors, other than Mr. Rossi, an annual retainer of $24,000 and $4,000 for each Board meeting attended, plus expenses. The Lead Director, Chairman of the Audit Committee and Chairman of the Compensation Committee are paid an additional $8,000 annual retainer fee. The Chairman of the Corporate Governance and Nominating Committee is paid an additional $6,000 annual retainer fee. The Company also pays to each of its directors serving on Committees a fee of $1,000, plus expenses, for each Committee meeting attended.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of the Company’s directors (other than Mr. Rossi, whose compensation is set forth in the Summary Compensation Table above) during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	All Other Compensation ($)	Total ($)
Paul Coombs	$50,000	$100,033	–	$150,033
David Fischer	$50,000	$100,033	–	$150,033
Edward McMillan	$50,000	$100,033	–	$150,033
Perry Premdas	$58,000	$100,033	–	$158,033
John Televantos	$66,000	$100,033	–	$166,033
Elaine Wedral	$56,000	$100,033	–	$156,033

(1)
On December 1, 2011, each director, other than Mr. Rossi was granted 2,418 shares of restricted stock. The shares are subject to restrictions on transfer until they vest after four years, in accordance with the provisions of the Restricted Stock Grant Agreement, dated December 1, 2011 between the Company and each such director.  The amounts included in the “Stock Awards” column reflect the dollar amount to be recognized for financial statement reporting purposes in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The weighted average grant date fair value per share of each award was $41.37 A discussion of the assumptions used in valuation of stock and option awards may be found in “Note 2 – Stockholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012.

(2)	The following table shows the aggregate number of options and stock awards outstanding for each outside director as of December 31, 2011:

Name	Aggregate Stock Options Outstanding as of 12/31/2011	Aggregate Stock Awards Outstanding as of 12/31/2011
Paul Coombs	-	5,494
David Fischer	-	5,494
Edward McMillan	33,488	44,458
Perry Premdas	-	26,833
John Televantos	-	44,458
Elaine Wedral	8,488	44,458

In 2011, we eliminated the purchase requirement in our restricted stock grants and entered into restricted stock grant agreements with our non-employee directors.  Under these director restricted stock grant agreements, restricted shares vest in full, four years from grant, or upon an earlier change of control of the Company, provided the grantee is a director of the Company on that date.  The restricted shares will also vest in full upon the grantee’s death.  In the event of: (1) the grantee’s retirement from the Company’s Board of Directors at or after age 70; (2) the grantee’s major disability, or (3) the grantee’s resignation from the Company’s Board of Directors due to a conflict of interest or serious illness, the restricted stock will vest based upon the amount of time remaining until the vesting date. Except as set forth above, unvested restricted stock will be forfeited at the time the director ceases to be a director of the Company.

Prior to 2011, Directors entered into restricted stock purchase agreements with the Company, to purchase the Company’s Common Stock pursuant to the 1999 Stock Plan. These agreements replaced the stock option plan in which non-employee directors participated in prior years.

Under the restricted stock purchase agreements, each of the directors purchased shares of the Company’s Common Stock at the purchase price of $.06-2/3 per share. The purchased stock is subject to a repurchase option in favor of the Company and to restrictions on transfer until it vests in accordance with the provisions of the restricted stock purchase agreements. The purchased stock will vest in full either in four years for certain restricted stock purchase agreements or in seven years for the balance of the Agreements, provided the purchaser is still a director of the Company on that date. The purchased stock will also vest in full prior to the four or seven year vesting schedule upon: (1) the purchaser’s retirement from the Company’s Board of Directors at or after age 70; (2) the purchaser’s death or major disability, (3) the purchaser’s resignation from the Company’s Board of Directors due to a conflict of interest or serious illness, and (4) a change of control of the Company (as defined in the restricted stock purchase agreements). The purchased shares will not vest and the Company may repurchase all of the purchased shares at a purchase price of $.06-2/3 per share in the event of gross misconduct on the part of the purchaser in the performance of his or her duties as a director of the Company prior to vesting, as determined by majority vote of the Board of Directors. A prorated amount of the purchased shares may be repurchased by the Company at a purchase price of $.06-2/3 per share in the event the purchaser ceases to be a director of the Company prior to vesting of the purchased shares for any reason other than gross misconduct.

The Company does not pay any other direct or indirect compensation to directors in their capacity as such.

Related Party Transactions

Other than the compensation and employment arrangements described above, since the beginning of 2011, we have not entered into any transactions in which any of our directors or executive officers or their immediate family members have a direct or indirect interest.

The Company has adopted a related party transaction policy.  Under the related party transaction policy, our audit committee reviews and approves proposed transactions or courses of dealings with respect to which holders of 5% or more of our stock and/or our executive officers or directors or members of their immediate families have an interest. Before entering into any transaction, arrangement or relationship constituting an interested transaction, other than certain basic pre-approved transactions, all material facts are required to be reviewed by the audit committee, which has the authority to approve or disapprove the transaction based on appropriate factors, including whether the transaction is on terms no less favorable to the Company than terms generally available from an un-affiliated third party and the extent of the related person’s interest in the transaction.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2011, with respect to shares of the Company’s Common Stock that may be issued pursuant to awards under the 1999 Stock Plan, described above, as well as under the Company’s prior stock option plans, which plans were replaced by the 1999 Stock Plan. These plans are the Company’s only equity compensation plans approved by security holders, and there are no equity compensation plans that have not been approved by security holders. It should be noted that shares of the Company’s Common Stock may be allocated to, or purchased on behalf of, participants in the Company’s 401(k)/Profit Sharing Plan (described above). Consistent with Securities and Exchange Commission regulations governing equity compensation plans, information relating to shares issuable or purchased under the Company’s 401(k)/Profit Sharing Plan is not included in the table below.

	(a)	(b)	(c)
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights1	Weighted-average exercise price per share of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by security holders	2,514,430	$14.68	4,784,376
Equity compensation plans not approved by security holders		-
Total	2,514,430	$14.68	4,784,376

(1)  171,193 shares of unvested restricted stock granted to non-employee directors and 99,480 shares ofunvested restricted stock granted to NEOs are excluded from this table.

Security Ownership of Certain Beneficial Owners and of Management

      The table below sets forth as of April 1, 2012, the number of shares of Common Stock beneficially owned by (i) each director, (ii) each of the Named Executive Officers, (iii) each beneficial owner of, or institutional investment manager exercising investment discretion with respect to 5% or more of the outstanding shares of Common Stock known to the Company based upon filings with the Securities and Exchange Commission, and (iv) all current directors and executive officers of the Company as a group, and the percentage ownership of the outstanding Common Stock as of such date held by each such holder and group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Brown Capital Management, Inc (3).	2,348,135	8.0%
BlackRock Fund Advisors (4)	2,021,293	6.9%
Neuberger Berman LLC (5)	1,966,753	6.7%
Vanguard Group, Inc.(6)	1,576,782	5.4%
Dino A. Rossi (7)*	678,206	2.3%
Frank Fitzpatrick (8)*	399,742	1.4%
David F. Ludwig (9)*	276,360	**
Edward L. McMillan (10)*	79,394	**
Matt Houston (11)*	63,599	**
Elaine R. Wedral (12)*	54,446	**
John Televantos (13)*	47,458	**
Perry Premdas (14)*	37,633	**
Bill Backus (15)*	35,376	**
David Fischer (16)*	6,494	**
Paul Coombs (17)*	5,494	**

Totals Officers/Directors(18)	1,684,201	5.8%

Shares Outstanding April 1, 2012	29,256,145

* Such person’s address is c/o the Company, New Hampton, New York 10958.
** Indicates less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company’s knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the information in the table are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

(3)	Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13G is 1201 N. Calvert Street Baltimore, Maryland 21202.
(4)	Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13G is 40 East 52nd Street New York, NY 10022.
(5)	Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13G is 605 Third Avenue, New York, NY 10158.
(6)	Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13G is 100 Vanguard Blvd, Malvern, PA 19355.
(7)
Consists of 540,585 shares such person has the right to acquire pursuant to stock options, 47,315 shares of restricted stock, 21,989 shares held in such person’s Company 401(k)/profit sharing plan account, and 68,317 shares held directly.

(8)
Consists of 346,325 shares such person has the right to acquire pursuant to stock options, 20,389 shares of restricted stock, 17,587 shares held in such person’s Company 401(k)/profit sharing plan account, and 15,441 shares held directly.

(9)
Consists of 245,928 shares such person has the right to acquire pursuant to stock options, 13,212 shares of restricted stock, 12,502 shares held in such person’s Company 401(k)/profit sharing plan account, and 4,718 shares held directly.

(10)	Consists of 33,488 shares such person has the right to acquire pursuant to stock options, 44,458 shares of restricted stock and 1,448 shares held directly.
(11)
Consists of 52,825 shares such person has the right to acquire pursuant to stock options, 5,893 shares of restricted stock, 2,102 shares held in such person’s Company 401(k)/profit sharing plan account, and 2,779 shares held directly.

(12)	Consists of 8,488 shares such person has the right to acquire pursuant to stock options, 44,458 shares of restricted stock and 1,500 shares held directly.
(13)	Consists of 44,458 shares of restricted stock and 3,000 shares held directly.
(14)	Consists of 26,833 shares of restricted stock and 10,800 shares held directly.
(15)
Consists of 25,000 shares such person has the right to acquire pursuant to stock options, 7,530 shares of restricted stock, 2,846 shares held in such person’s Company 401(k)/profit sharing plan account.

(16)	Consists of 5,494 shares of restricted stock and 1,000 shares held directly.
(17)	Consists of 5,494 shares of restricted stock.
(18)
Consists of options to purchase 1,252,639 shares, 265,534 shares of restricted stock, 57,026 shares in the accounts of five executive officers under the Company’s 401(k)/profit sharing plan, and 109,003 shares held by individuals directly.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected McGladrey & Pullen LLP (“M&P”) as the Company’s independent registered public accounting firm for the year ending December 31, 2012. The Company is submitting its selection of M&P for ratification by the stockholders at the Annual Meeting. M&P has audited the Company’s financial statements since 2005. Representatives of M&P will be present at the Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s bylaws do not require that the stockholders ratify the selection of M&P as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of M&P to stockholders for ratification as a matter of good corporate governance practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain M&P. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, in person or by proxy, is required for approval of this proposal.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF M&P AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Principal Accountant Fees and Services

During 2011, the Company retained M&P to audit the consolidated financial statements for 2011.  In addition, the Company also retained M&P to provide services relating to Management’s Assessment of Internal Controls as required by Section 404 of the Sarbanes-Oxley Act, as well as for other audit-related and tax-related services.  The following table shows the fees paid or accrued by the Company for the audit and other professional services provided by M&P for 2011 and 2010:

	2011	2010

Audit fees (1)	$544,616	$511,617

Audit-related fees (2)	39,837	38,400

Tax fees (3)	3,350	5,060

Total fees	$587,803	$555,077

(1)	Fees relating to audit of the annual consolidated financial statements and quarterly reviews.
(2)	Fees relating to employee benefit plan audit, SEC comment letter and other audit-related matters.
(3)	Fees for tax compliance, property tax matters and advisory services.

Policy on Pre-Approval of Audit and Non-Audit Services

All auditing and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

Audit Committee Review

The Audit Committee has reviewed the services rendered by M&P during 2011 and has determined that the services rendered are compatible with maintaining the independence of M&P as the Company’s independent registered public accounting firm.

Audit Committee Report

The Board of Directors has appointed an Audit Committee consisting of four directors. Each member of the Audit Committee is independent as defined under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.  The Board of Directors has adopted a written charter with respect to the Audit Committee’s responsibilities. The Audit Committee oversees the Company’s internal and independent auditors and assists the Board of Directors in overseeing matters relating to the Company’s financial reporting process.

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management and discussed the audit with McGladrey & Pullen, LLP (“M&P”), the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). This included a discussion of the independent auditors’ judgment as to the quality, not just the acceptability, of the Company’s accounting principles as applied to the Company’s financial reporting, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received from M&P the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with M&P and management M&P’s independence.

Management is responsible for maintaining internal controls over financial reporting and assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on their audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s assessment process of internal controls over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm any deficiencies that had been identified during their engagement.

The Audit Committee also considered whether the provision of non-audit services by M&P to the Company is compatible with M&P’s independence.  M&P advised the Audit Committee that M&P was and continues to be independent with respect to the Company.

Based upon the reviews, discussions and considerations referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended that the Board of Directors approve the selection of M&P as the Company’s independent auditors for 2012.

Submitted by the Audit Committee of the Board of Directors.

Perry W. Premdas (Chair)
Paul D. Coombs
David B. Fischer
Edward L. McMillan
being the members of the Audit
Committee of the Board of Directors

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Last year, as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company’s shareholders were provided with their first opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers. At our 2011 annual meeting of stockholders, our stockholders overwhelmingly approved our first “say-on-pay” resolution with more than 95% of the votes cast by the holders of Common Stock approving the 2010 executive compensation described in our 2011 proxy statement. Our stockholders also voted to hold a “say-on-pay” vote every year. As a result, our Board has committed to annual “say-on-pay” votes. This year, the Company again seeks your advisory vote and asks that you support the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Please refer to the sections entitled “Compensation Committee and Processes”, “Compensation Discussion and Analysis”, and the tables and narratives in the Executive Compensation portion of this Proxy Statement for the discussion and summary of the policies of the Compensation Committee which form the basis for the compensation of our Named Executive Officers and information on the amounts paid.

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosures under the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. Because this vote is advisory only, the vote is not binding; however, the Compensation Committee will consider the results of shareholder voting in making future compensation decisions for our Named Executive Officers.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, in person or by proxy, is required for approval of this proposal.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

MISCELLANEOUS ITEMS

Quorum Required

Maryland law and the Company’s by-laws require the presence of a quorum for the Meeting, defined as the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting. Abstentions will be treated as “present” for purposes of determining whether a quorum has been reached.

Voting Securities

Stockholders of record on April 18, 2012 (the “Record Date”) will be eligible to vote at the Meeting.  The voting securities of the Company consist of its Common Stock, $.06-2/3 par value, of which 29,261,783 shares were outstanding on the Record Date.  Each share of Common Stock outstanding on the Record Date will be entitled to one vote.

Stockholder Proposals for 2013 Annual Meeting

From time to time, the stockholders of the Company may wish to submit proposals which they believe should be voted upon by the stockholders.  The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company’s annual meeting proxy materials.  In order for a proposal to be eligible for inclusion in the Company’s proxy statement for the 2013 annual meeting, it must be received by the Secretary of the Company at the Company’s principal executive offices no later than January 2, 2013 and must satisfy the other requirements in the SEC regulations. With respect to any stockholder proposal intended to be presented at the 2013 annual meeting, but not submitted for inclusion in the Company’s proxy materials for that meeting, the proxy for such meeting will confer discretionary authority to vote on such proposal unless the Company is notified of such proposal not later than March 18, 2013 (45 days prior to the anniversary of the date this Proxy Statement is first being sent to stockholders).

Matters Not Determined at the Time of Solicitation

The Board of Directors is not aware of any matters to come before the Meeting other than as described above.  If any matter other than as described above should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

Approval of any other matter that may come before the Annual Meeting is be determined by the affirmative vote of a majority of all votes cast on the matter, in person or by proxy.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

New Hampton, New York

The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2011 is being mailed to stockholders with these proxy materials.  The Annual Report does not form part of these proxy materials for the solicitation of proxies.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BALCHEM CORPORATION 52 SUNRISE PARK ROAD NEW HAMPTON, NY 10958
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

REVOCABLE PROXY

BALCHEM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD JUNE 14, 2012

The undersigned hereby appoints Dino A. Rossi, Francis J. Fitzpatrick and David Ludwig, and each of them individually, as attorneys and proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Balchem Corporation scheduled to be held on June 14, 2012, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at this meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxies will vote: FOR the nominees for election as directors named on this proxy card; FOR the ratification of the appointment of McGladrey & Pullen, LLP, as the Company's independent registered public accounting firm for the year 2012; FOR approval of the compensation of our Named Executive Officers; and in their discretion on such other matter as may properly come before the meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000100489_2 R1.0.0.11699